EXHIBIT 99.1

For Immediate Release: July 23, 2015
Jennifer Nahas
Vice President, Marketing
Griffin Capital Corporation
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860
Griffin Capital Essential Asset REIT Completes Acquisition of DreamWorks Animation’s Headquarters and Studios Campus

El Segundo, Calif. (July 23, 2015) - Griffin Capital Corporation (“Griffin Capital”) announced today, on behalf of Griffin Capital Essential Asset REIT, Inc. (“GCEAR”), the acquisition of DreamWorks Animation’s Headquarters and Studios Campus, a five-building, 460,000 square foot property (the “Property”), located in Glendale, California, at a purchase price of $215 million. The Property was acquired from SunTrust Equity Funding, LLC and is fully leased to DreamWorks Animation SKG, Inc. (“DreamWorks Animation”) pursuant to an absolute net lease with approximately 20 years of remaining lease term and 1.5% annual base rental rate increases. DreamWorks Animation is an industry-leading animation studio responsible for generating such critically-acclaimed and commercially successful movie franchises as Shrek, Madagascar, How to Train Your Dragon and Kung Fu Panda.
Originally constructed in 1997 as a build-to-suit headquarters for the tenant, the Property was expanded in 2010 and features timeless Tuscan-inspired architecture within a self-contained creative office campus which includes such amenities as an employee cafeteria, training rooms and on-site Starbucks. The Property also houses all the infrastructure essential in the animated feature film business including state-of-the-art digital animation and editing equipment, motion capture and sound recording studios and a sizeable screening room. Located in the Tri-Cities submarket, the Property sits at the epicenter of the entertainment industry in Los Angeles, minutes from other major studios including Warner Bros. Studios, Walt Disney Studios and Universal Studios.

Commenting on the acquisition, Louis Sohn, Griffin Capital’s Director of Acquisitions, stated, “We are pleased to acquire a truly one-of-a-kind asset, with a rich array of high-quality improvements that are not typically seen at an office campus.”
Michael J. Escalante, Griffin Capital’s Chief Investment Officer, added, “DreamWorks Animation, led by Jeffrey Katzenberg, is legendary in the field of animated feature films, and has enjoyed a long track record of commercial and critical success. We welcome the addition of their world class, creative office campus, which is located in the heart of Los Angeles’ Media Studio District, to the GCEAR portfolio.”
The seller of the Property was represented by the CBRE Shannon Team.

About Griffin Capital Essential Asset REIT and Griffin Capital Corporation
Griffin Capital Essential Asset REIT, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes 71 office and industrial distribution properties totaling approximately 16.43 million rentable square feet. The REIT’s sponsor is Griffin Capital Corporation (“Griffin Capital”), an investment and asset management company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $20 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed approximately 41 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 26.5 million square feet of space, located in 29 states, representing approximately $4.5 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.